Exhibit 5.1

Robert C. Shrosbree Executive Director Legal, Corporate & Securities
General Motors Company Legal Staff 300 GM Renaissance Center Mail Code- 482-C23-D24 Detroit, Michigan, 48265-3000 Tel: 313-665-8452 Fax: 313-665-4979 robert.shrosbree@gm.com
OPINION AND CONSENT OF ROBERT C. SHROSBREE, ESQ.
May 22, 2014

General Motors Company
300 Renaissance Center
Detroit, Michigan 48265-3000
Re:    Registration of Securities on Form S-4
Ladies and Gentlemen:
I have acted as attorney for General Motors Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”), which relates to the issuance by the Company of up to $1,500,000,000 aggregate principal amount of new 3.500% Senior Notes due 2018 (the “New 2018 Notes”) in exchange for a like principal amount of the Company’s outstanding 3.500% Senior Notes due 2018 (the “Old 2018 Notes”), up to $1,500,000,000 aggregate principal amount of new 4.875% Senior Notes due 2023 (the “New 2023 Notes”) in exchange for a like principal amount of the Company’s outstanding 4.875% Senior Notes due 2023 (the “Old 2023 Notes”), and up to $1,500,000,000 aggregate principal amount of new 6.250% Senior Notes due 2043 (the “New 2043 Notes” and, together with the New 2018 Notes and the New 2023 Notes, the “New Notes”), in exchange for a like principal amount of the Company’s outstanding 6.250% Senior Notes due 2043 (the “Old 2043 Notes” and, together with the Old 2018 Notes and the Old 2023 Notes, the “Old Notes”) . The New Notes will be issued pursuant to the indenture (the “Base Indenture”), dated as of September 27, 2013, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture (the “Supplemental Indenture”), dated as of September 27, 2013, between the Company and the Trustee. The Base Indenture and the Supplemental Indenture, each as amended and supplemented, are together referred to herein as the “Indenture”.
In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain resolutions and records of corporate proceedings of the Company; (c) the Registration Statement and exhibits thereto; and (d) the Indenture (including the form of New Notes included within the Indenture), which has been filed with the Commission as an exhibit to the Registration Statement.
For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, I have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.
I have also assumed that (A) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (B) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (C) the Indenture is valid, binding and enforceable with respect to the Trustee, and (D) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (c) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture against surrender and cancellation of like principal amount of respective Old Notes in the manner described in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
My advice on every legal issue in this letter is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York. My advice represents my opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.
This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. I have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.
I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the New Notes nor do I express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.
My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /S/ ROBERT C. SHROSBREE Robert C. Shrosbree Executive Director Legal, Corporate & Securities